Exhibit 4.6

Execution copy

2 December 2018
INVESTMENT AGREEMENT
Between argenx SE and Johnson & Johnson Innovation – JJDC, Inc. (the Agreement)

INVESTMENT AGREEMENT

BETWEEN:

(1)        argenx SE, a European company with limited liability (“societas europaeaˮ or SE), incorporated under the laws of the Netherlands, having it official seat in Rotterdam, the Netherlands, its office address at Willemstraat 5, 4811 AH Breda, the Netherlands and registered with the Dutch Chamber of Commerce under number 24435214 (the Issuer); and

(2)        Johnson & Johnson Innovation – JJDC, Inc., a company organised and existing under the laws of the State of New Jersey (U.S.A.), having its registered office at 410 George Street, New Brunswick, NJ  08901, USA (the Investor).

The Issuer and the Investor are hereinafter each referred to as a Party and collectively as the Parties.

WHEREAS:

(A)       On even date herewith the Issuer, argenx BVBA and Cilag GmbH International (an Affiliate of the Investor) entered into a Collaboration and License Agreement with respect to Licensed Compounds and Licensed Products (each as defined in the Collaboration and License Agreement);

(B)       The Issuer wishes to obtain additional equity financing inter alia in order to finance the further development of its pipeline or for general corporate purposes either through an equity investment by selected parties or through other means including public offerings or private placements;

(C)       On the terms and conditions of this Agreement, the Issuer undertakes to issue, offer and sell an aggregate of 1,766,899 Investment Securities, and deliver to the Investor or the Investor’s custodian 1,766,899 Investment Securities, and the Investor undertakes to subscribe to and pay for such number of Investment Securities at the Issue Price.

IT HAS BEEN AGREED AS FOLLOWS:

1           Definitions and interpretation

1.1        Definitions

1.1.1     In this Agreement, the following words and expressions shall have the following meaning, save where the context requires otherwise:

Admission means the admission to trading of the Investment Securities on the regulated market Euronext Brussels organised by Euronext Brussels NV/SA;

Affiliate means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means (i) in the case of a Person that is a corporate entity, direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors and (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, or by contract, or otherwise;

Antitrust Laws  means the HSR Act and any other antitrust laws applicable to the Transactions;

Business Day means a day, other than a Saturday and a Sunday, on which commercial banks are open for business in the Netherlands and in the United States;

Change of Control has the meaning given in the Collaboration and License Agreement;

Closing Date has the meaning given in Clause 4.1;

Collaboration and License Agreement means the collaboration and license agreement of even date herewith between the Issuer, argenx BVBA and Cilag GmbH International;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect or any irrevocable mandate or undertaking to create any of the same;

Governmental Authority means any national, federal, state or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body;

HSR Act means United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

Investment Securities means Ordinary Shares;

Issue Price has the meaning given in Clause 2.2;

Lock-Up Period has the meaning given in Clause 6.2.1;

Notary means the Dutch civil-law notary before whom the deed of issue regarding the Investment Securities will be executed;

Notary Letter means a detailed letter of instruction to the Notary on customary terms to be agreed between the Investor and the Issuer regarding the procedures of payment of the aggregate Issue Price by the Investor to the Issuer at Closing;

Ordinary Share means an ordinary share of the Issuer each with a with a nominal value of EUR 0.10;

Person means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature;

Regulation S means Regulation S under the Securities Act;

Securities Act means the U.S. Securities Act of 1933, as amended;

Transactions means the Issuer’s issuance of Investment Securities to the Investor pursuant to this Agreement and the transactions contemplated pursuant to the Collaboration and License Agreement.

1.2        Interpretation

1.2.1     In this Agreement, a reference to:

(i)         times and dates are to Amsterdam times and dates;

(ii)        the singular shall include the plural and vice versa; and

(iii)       a Recital, Clause or Schedule, unless the context requires otherwise, is a reference to a Recital or Clause of, or a Schedule to, this Agreement. The Recitals and Schedules will have effect as part of this Agreement.

1.2.2     The headings in this Agreement do not affect its interpretation.

1.2.3     The words "including", "includes" or "included" will be construed as being by way of illustration or emphasis only and will not be construed as, and nor will they have the effect of, limiting the generality of any preceding words.

1.2.4     General words introduced by the word "other" will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.2.5     The Schedules to this Agreement form an integral part hereof and any reference to this Agreement includes the Schedules thereto and vice versa.

2           Investment

2.1        Subject to the conditions set out in this Agreement:

2.1.1     the Issuer undertakes that it shall issue to the Investor (and deliver to the Investor or to its custodian) on the Closing Date 1,766,899 of Investment Securities on the basis of the current authority of the board of directors of the Issuer as granted by the general shareholders meeting dated May 8, 2018; and

2.1.2     the Investor undertakes vis-à-vis the Issuer to subscribe to and pay for 1,766,899 of Investment Securities at the Issue Price on the Closing Date.

2.2        The price per Investment Security (the Issue Price) to be paid by the Investor shall be EUR 100.02 . The total amount to be paid by the Investor on the Closing Date for all Investment Securities shall be EUR 176,725,237.98.

3           Conditions Precedent

3.1        The obligations of the Investor under this Agreement are subject to the satisfaction or waiver of each of the following conditions precedent:

3.1.1     the Issuer shall have duly executed and delivered to the Investor the Collaboration and License Agreement, the Collaboration and License Agreement shall be in full force and effect on the Closing Date and no termination notice has been given on or prior to the Closing Date;

3.1.2     on the Closing Date, the Investor shall have received a certified copy of the minutes or resolutions of the Issuer resolving, inter alia, to approve the execution by the Issuer of this Agreement and the Admission of the Investment Securities, to exclude the preferential subscription rights of the existing shareholders of the Issuer, to increase the Issuer’s share capital and to issue the Investment Securities at the Issue Price;

3.1.3     on or prior to the Closing Date since the date of execution of the Investment Agreement, no Material Adverse Change has occurred nor is reasonably likely to occur. A Material Adverse Change means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Issuer or any of its Affiliates except to the extent such Material Adverse Change arises from or relates to (i) any change in economic, business or financial market conditions in Europe, the United States or other regions in which the Issuer or its Affiliates operate (ii) changes in any laws, regulations or in accounting rules or standards or (iii) any natural disaster, act of terrorism or war, or the outbreak of hostilities, in each case, so long as the effects of such changes or events do not disproportionately and adversely impact the Issuer or argenx BVBA.

3.1.4     none of the representations or warranties as set out in Schedule 1  (Issuer’s Representations and Warranties) hereto being untrue or inaccurate in any material respect as of the date of this Agreement and as of the Closing Date;

3.1.5     all waiting periods under the Antitrust Laws that apply in relation to  the Transactions have terminated or expired or approval from the competent regulatory authority has been obtained and shall be in full force and effect on the Closing Date and not appealed by a third party;

3.1.6     (i) no judicial or administrative proceeding opposing consummation of all or any part the Transactions shall be pending and (ii) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the Transactions shall be in effect; and

3.1.7     the Investor shall have received the Officer’s Certificate dated the Closing Date as set out in Schedule 3.

3.2        Any or all of the conditions precedent set out in Clause 3.1 other than the condition set out in Clause 3.1.5 may be waived at any time on or prior to the Longstop Date by the Investor acting in its sole discretion.

3.3        The obligations of the Issuer under this Agreement are subject to the satisfaction or waiver of each of the following conditions precedent:

3.3.1     none of the representations or warranties as set out in Schedule 2  (Investor’s Representations and Warranties) hereto being untrue or inaccurate in any material respect as of the date of this Agreement and as of the Closing Date;

3.3.2     the Issuer shall have received the Officer’s Certificate dated the Closing Date as set out in Schedule 3;

3.3.3     all waiting periods under the Antitrust Laws that apply in relation to  the Transactions have terminated or expired or approval from the competent regulatory authority has been obtained and shall be in full force and effect on the Closing Date and not appealed by a third party; and

3.3.4     (i) no judicial or administrative proceeding opposing consummation of all or any part the Transactions shall be pending and (ii) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the Transactions shall be in effect.

3.4        Any or all of the conditions precedent set out in Clause 3.3 other than the condition set out in Clause 3.3.3 may be waived at any time on or prior to the Longstop Date by the Issuer acting in its sole discretion.

4           Settlement and Payment

4.1        The closing date shall be no later than five  Business Days following the fulfilment or (if applicable) the waiver of all conditions contained in Clause 3 (or such other time and/or date as the Issuer and the Investor agree) (the Closing Date).

4.2        On the Closing Date:

4.2.1     by no later than 11 a.m CET, and against payment of the Issue Price multiplied by the number of Investment Securities issued, the Issuer shall issue 1,766,899 Investment Securities and shall procure that through the intervention of its agent ABN AMRO Bank N.V. the Investment Securities are credited through the facilities and in accordance with the procedures of the Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. and in accordance with the Act on Securities Book-Entry Transactions (Wet giraal effectenverkeer), to the securities account in the name of the custodian for the account of the Investor's securities account, details of which shall be provided by the Investor to the Issuer in a timely manner.

4.2.2     by no later than 11 a.m. CET and against issue and delivery of the Investment Securities the Investor shall pay to the Issuer, to an account or accounts specified by the Issuer in writing (in a letter on the Issuer's letterhead signed by a duly authorized representative of the Issuer), an amount equal to the number of Investment Securities subscribed to by such Investor multiplied by the Issue Price in euro in same-day funds.

5           Representations and warranties

5.1        The Issuer hereby represents, warrants and undertakes to the Investor that each of the representations and warranties set forth in Schedule 1  (Issuer’s Representations and Warranties) hereto is true, accurate and not misleading in all material respect on the date hereof and on and as of the Closing Date and the representations and warranties shall be deemed to be repeated on and as of the Closing Date.

5.2        The Investor hereby represents, warrants and undertakes to the Issuer that each of the representations and warranties set forth in Schedule 2  (Investor’s Representations and

Warranties) hereto is true, accurate and not misleading in all material respect on the date hereof and on and as of the Closing Date and the representations and warranties shall be deemed to be repeated on and as of the Closing Date.

5.3        Each Party acknowledges that the other Party is entering into this Agreement in reliance upon each of these representations and warranties.

5.4        Each Party shall indemnify the other Party from and against all losses incurred by the other Party as a result of any representations or warranties made by it in this Agreement not being true, accurate and not misleading.

5.5        The Issuer will notify the Investor on or prior to the Closing Date in the event that any of the representations or warranties set out in Schedule 1  (Issuer’s Representations and Warranties) hereto (i) ceases to be true and accurate in any material respect, (ii) there has been any breach by the Issuer of any such representations or warranties or (iii) any failure by the Issuer to comply with any of its agreements contained herein or therein, as the case may be.

5.6        The Investor will notify the Issuer on or prior to the Closing Date in the event that any of the Investor’s Representations and Warranties hereto (i) ceases to be true and accurate in any material respect, (ii) there has been any breach by an Investor of any such representations or warranties or (iii) any failure by an Investor to comply with any of its agreements contained herein or therein, as the case may be.

6           Undertakings

6.1        Undertakings of the Issuer

6.1.1     During the period between the date hereof and the Closing Date the Issuer undertakes to, and will instruct its subsidiaries to, operate its business in the ordinary course in linwith past practices.

6.1.2     During the period between the date hereof and the Closing Date, the Issuer shall, and shall procure that its subsidiaries shall, (i) refrain from imposing and (ii) use commercially reasonable efforts to prevent the imposition of, any Encumbrance on any Licensed Compound or Licensed Product (as such terms are defined in the Collaboration and License Agreement), other than (for the avoidance of doubt) pursuant to the Transactions.

6.1.3     Until 1 February 2019, the Issuer will not announce the intention, commit to or consummate the issuance of Ordinary Shares or any other securities convertible into Ordinary Shares prior to Closing, other than the Transactions.

6.1.4     The Issuer shall cause the Investment Securities to be admitted to listing and trading on Euronext Brussels promptly following the Closing Date and at the latest 10 Business Day following the Closing Date.

6.1.5     The Issuer undertakes to the Investor to make all such announcements concerning the issue of the Investment Securities or the Admission as shall be necessary to comply with the market rules and/or any other applicable law or regulation to which the Issuer is subject.

6.1.6     The Issuer undertakes to pay (i) any stamp or other duties or any taxes due on or in connection with the issue, subscription, sale, distribution and delivery of the Investment Securities in accordance with this Agreement.

6.1.7     The Issuer shall determine each year whether or not it is a “passive foreign investment company” (a PFIC) or a “controlled foreign corporation” (a CFC) as defined for U.S. tax purposes.  Unless it has made such information public earlier, not later than 45 days after the approval of the annual accounts by the general shareholders meeting of the Issuer, the Issuer will inform the Investor whether it a “passive foreign investment company” (a PFIC) or a “controlled foreign corporation” (a CFC) as defined for U.S. tax purposes for the fiscal year relating to such annual accounts .  For each fiscal year of the Issuer, commencing with the first fiscal year for which it is determined to be a PFIC, the Issuer shall no later than 90 days after  the approval of the annual accounts by the general shareholders meeting of the Issuer with respect to such fiscal year, furnish the Investor with all information necessary for them to make a qualified electing fund (QEF) election, including (1) a PFIC Annual Information Statement under Section 1295(b) of the U.S. Internal Revenue Code, as amended (the Code) and (2) all information necessary for it to complete IRS Form 8621 (or successor form), including by making the information referred to in this section publicly available on its website.

6.1.8     To the extent applicable, for each fiscal year of the Issuer in which the Investor holds a percentage of 10% or more of the shares in the Issuer and subject to the Investor having crossed the 10% share ownership threshold due to resolutions or transactions by or on behalf of the Issuer  including corporate restructurings, redemption, reduction and repurchase of shares, the Issuer will (1) provide or cause its affiliates to provide sufficient information to enable the Investor to accurately complete its annual U.S. tax reporting obligations as a 10% shareholder of the Issuer and each of its subsidiaries under the Code, and (2) if necessary, permit the Investor (or its authorized representative) to examine and copy the books of account, records, and other documentation of the Issuer and each of its affiliates in order to verify the required  information.  In addition, the Issuer will covenant to retain all records relevant for calculating the earnings and profits of and taxes paid by the Issuer and each of its subsidiaries for as long as the Investor and its affiliates own in the aggregate 10% or more of the Issuer and will provide such information to the Issuer (or its authorized representative) upon the Investor's request within 45 days after the end of the Issuer's fiscal year in which the calculation of a deemed paid foreign tax credit becomes relevant to the Investor under the Code.  All information shall be provided in English.

6.2        Undertakings of the Investor

6.2.1     Lock-Up

During the period commencing on and including the Closing Date and ending on and including the one-hundred and eightieth (180th) day following the Closing Date (the Lock-Up Period), the Investor will not, without the prior written consent of the Issuer (which consent may be withheld at the sole discretion of the Issuer), directly or indirectly offer, sell (including, without limitation, any short sale), assign, transfer, pledge, contract to sell, enter into a put arrangement, enter into a derivative transaction as a result of which the economic rights of the underlying assets are transferred or otherwise dispose of, or announce any of the foregoing in respect of the Investment Securities other than a transfer (i) as a result of a public takeover bid on the Issuer or (ii) a transfer to an Affiliate of the Investor subject to (x) there being, to the satisfaction of the Issuer, an arrangement in place whereby the Investment Securities are re-transferred to the Investor (or another Affiliate of the Investor) immediately prior to the time such Affiliate ceases to be an Affiliate of the Investor and (y) such Affiliate agrees in writing to be bound by the terms of this Agreement.

6.2.2     Standstill

Prior to 24 months after the Closing Date (such period, as it may be earlier terminated by Section 6.2.3(i), the Standstill Period), unless and to the extent the Investor or any of its Affiliates shall have been specifically invited in writing by the Issuer (or other body or executive with authority to make such determination on behalf of the Issuer), including in connection with the procedures set forth in Section 16.2.1 of the Collaboration and License Agreement, neither the Investor nor any of its Affiliates shall: (i) make, effect, initiate, cause or participate in (A) any acquisition of beneficial ownership of any voting securities of the Issuer other than pursuant to the Transactions, (B) any tender offer, exchange offer, merger, business combination, recapitalization, reorganization, restructuring, liquidation or dissolution involving the Issuer or any securities of the Issuer or (C) any “solicitation” of “proxies” (as those terms are used in Regulation 14A of the U.S. Securities Exchange Act of 1934 (the Exchange Act) and the rules promulgated thereunder) or shareholder written consents with respect to any securities of the Issuer; (ii) form, join or participate in a “group” (as defined in the Exchange Act and the rules promulgated thereunder) with respect to the beneficial ownership of any voting securities of the Issuer in excess of the amounts permitted under subclause (i)(A); (iii) act, alone or in concert with others, to seek to control the management or Board of Directors of the Issuer; (iv) agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clause (i), (ii), or (iii) of this sentence; (v) induce or knowingly encourage any other person or entity to take any action of the type referred to in clause (i), (ii), (iii), or (iv) of this sentence; or (vi) publicly request or propose that the Issuer amends, waives or considers the amendment or waiver of any provision set forth in this standstill provision.

6.2.3     Exceptions to Standstill Provisions

(i)        If (A) argenx BVBA or the Issuer publicly announces that it is considering strategic alternatives or that it is engaging in a process designed to solicit offers relating to transactions that, if consummated, would result in a Change of Control of argenx BVBA or the Issuer (whether in response to an unsolicited offer or otherwise); (B) any Person or Persons acting in concert shall have commenced, publicly proposed the intention to commence or published a tender offer or exchange offer for more than 50% of the Issuer’s outstanding voting securities; or (C) argenx or the Issuer enters into a definitive agreement with any third party with respect to any Change of Control transaction, the Standstill Period shall immediately terminate and the provisions of Section 6.2.2 shall cease to apply; provided, however¸ that the Investor and its Affiliates shall only be entitled to acquire voting securities of the Issuer, pursuant to a tender offer or exchange offer for more than 50% of the Issuer’s outstanding voting securities (whether unsolicited or otherwise).

(ii)       Nothing in Section 6.2.2 shall prohibit the Investor or any of its Affiliates from (A) submitting a confidential, non-public proposal to argenx BVBA’s or the Issuer’s CEO, its Chairman of the Board of Directors, its Board of Directors or any committee thereof with respect to any transaction of the type referred to in Section 6.2.2(i), (B) acquiring beneficial ownership of securities of the Issuer by or through (1) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of the employees of the Investor or any of its Affiliates or (2) any employee benefit plan of the Investor or any of its Affiliates, (C) acquiring securities of a third party that beneficially owns any securities of the Issuer or any of its Affiliates or (D) consummating the transactions contemplated by this Agreement.

(iii)      Notwithstanding anything to the contrary herein but subject to applicable laws, the Investor and its Affiliates shall be permitted to use Confidential Information (as defined in the Collaboration and License Agreement) or confidential information (as described in Clause 8 in furtherance of any action or transaction that it is permitted to pursue under Sections 6.2.2 and 6.2.3 (including any action or transaction it is permitted to pursue following the termination of the Standstill Period).

6.2.4     Undertakings with respect to antitrust clearance

(i)        The Parties shall, as soon as practicable, and, in any event, no later than ten (10) Business Days after the date of this Agreement, file or cause to be filed with the U.S.  Federal Trade Commission (the FTC) and the Department of Justice (the DOJ) the notification and report forms (the HSR Forms) required to be filed under the HSR Act with respect to the Transactions. The Parties will use all reasonable efforts to respond on a timely basis to any requests for additional information made by either of such agencies.

(ii)       Each of Investor and Issuer shall: (i) reasonably coordinate and cooperate with each other in connection with any investigation or other inquiry relating to the Transactions; (ii) reasonably keep the other party informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other merger control authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions; (iii) promptly respond at the earliest reasonable practicable and advisable date to any inquiries or requests received from the FTC or the DOJ for additional information or documentation; (iv) reasonably consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other merger control authority, and to the extent permitted by the FTC, the DOJ or such other merger control authority and reasonably determined by such party to be appropriate under the circumstances, give the other party or their counsel the opportunity to attend and participate in such meetings and conferences; and (v) permit the other party or their counsel to the extent reasonably practicable to review in advance, and in good faith consider the views of the other party or their counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other merger control authority; provided, however, such party shall be under no obligation to reschedule any meetings or conferences with the FTC, the DOJ or any other merger control authority to enable the other party to attend. Neither the Issuer nor the Investor shall request early termination of the HSR waiting period. The Investor shall have the principal responsibility for devising and implementing the antitrust strategy and shall lead and direct all submissions to, meetings and communications with the FTC, the DOJ or any other party in connection with antitrust matters.

(iii)      Investor shall use its reasonable best efforts to take such actions as may be required under the HSR Act in order to satisfy the conditions set forth in Section 6.2.4. Notwithstanding anything to the contrary in this Agreement, the terms “commercially reasonable efforts” or “reasonable best efforts” do not require that either party (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Investor, Issuer or their respective Affiliates, (ii) agree to any restrictions on the activities of Investor, Issuer or their respective Affiliates, or (iii) pay any material amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying any of the Transactions.

7           Termination

7.1        Notwithstanding anything herein contained to the contrary, this Agreement may be terminated on or prior to the Closing Date:

7.1.1     by the Investor, by written notice to the Issuer if a Material Adverse Change occurs in the period as from the date hereof till the Closing Date.

7.1.2     by each Party in case of a material breach by the other Party of its obligations under this Agreement.

7.2        Upon the giving of notice in writing  as aforesaid this Agreement shall be terminated and the Parties shall (except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations hereunder, provided that Clauses 8 and 9 shall survive any such termination and remain in full force and effect.

7.3        This Agreement shall automatically terminate if the Closing Date does not occur on or before 31 March 2019 (the Long Stop Date) and the Parties shall (except for any liability arising before or in relation to such termination in respect of breaches of this Agreement that precede the termination) be released and discharged from their respective obligations hereunder, provided that Clauses 8 and 9 shall survive any such termination and remain in full force and effect.

8           Confidentiality

8.1        The Parties acknowledge that all information exchanged in connection with this Agreement and the transaction described in this Agreement was and is provided under a duty of confidentiality. For the avoidance of doubt, such information shall not include information that is in the public domain at the date of this Agreement other than as a result of a breach of any provision of this Agreement. Each Party shall be responsible for breach of the above confidentiality undertaking by it or its Affiliates.

8.2        Each Party will only use such information for the purposes of the transactions contemplated by this Agreement.

8.3        Notwithstanding anything to the contrary contained herein, (a) the Issuer and the Investor will each make a public announcement containing the names of the Parties, the number of Investment Securities issued, the Issue Price, the Lock-Up Period and the standstill obligation of the Investor, copies will be annexed to this Agreement as Schedule 4 and (b) each Party may disclose such information or portions thereof and further details of the transaction (i) at the request of any regulatory, supervisory or governmental authority, institution or department; or (ii) under court process or pursuant to statutory requirement; or (iii) to the Parties’ auditors, external counsel, insurers or accountants that have a reasonable need to know and are bound by professional secrecy or have entered into customary confidentiality undertakings.

8.4        If a Party is required by law, court or regulatory, supervisory or governmental authority, institution or department to make any disclosure (including as a result of any actions taken by a Party not in violation of this Agreement or the Collaboration and License Agreement), to the extent not prohibited by applicable law or regulations it must first provide to the other Party the content of the proposed disclosure, the reasons such disclosure is required by applicable law or regulations, and the time and place the disclosure will be made. Any public announcement will comply with the applicable laws and regulations, including not requiring additional securities registration. The disclosing Party will consider in good faith any comments of the other Party related to such disclosure

8.5       The confidentiality obligation owed to the Parties shall expire after a period of 3 years after the date of this Agreement.

9          Miscellaneous

9.1       Severability

If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected. In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

9.2       Waiver

No failure on the part of any Party to exercise, or delay on its part in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right preclude any further or other exercise of such right or the exercise by such Party of any other right.

9.3       Survival

The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite any completion of the arrangement for the issue, subscription and placement of the Investment Securities under this Agreement or the termination of this Agreement pursuant to Clause 7.

9.4       Assignment

Except as otherwise provided herein, no Party may assign or transfer, or purport to assign or transfer, this Agreement, all or any of their respective rights or obligations arising under or out of this Agreement, or the benefit of all or any of the other Parties’ obligations under this Agreement.  Notwithstanding the foregoing, the Investor shall be entitled to transfer its rights under the Agreement and any Investment Securities to one of its Affiliates subject to (x) there being, to the satisfaction of the Issuer, an arrangement in place whereby the Investment Securities are re-transferred to the Investor (or another Affiliate of the Investor) immediately prior to the time such Affiliate ceases to be an Affiliate of the Investor and (y) such Affiliate agrees to be bound in writing by the terms of this Agreement.

9.5       Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement.

9.6       Amendments and Variations

No amendment or variation to this Agreement shall be valid unless it is made in writing and signed by all Parties or their duly authorised representatives.

9.7       Rescission, Annulment, Dissolution

Except as explicitly provided in this Agreement, each Party waives any right to wholly or partly dissolve (ontbinden) or nullify (vernietigen) this Agreement or to demand the whole or partial dissolution (ontbinding) or nullification (vernietiging) in legal proceedings thereof pursuant to Sections 6:258, 6:265 through 6:272 of the Dutch Civil Code and Section 6:228 of the Dutch Civil Code respectively, and waives any right to request amendment of the legal consequences of this Agreement pursuant to Section 6:230, subsection 2, of the Dutch Civil Code. Parties exclude the applicability of Title 1 Book 7 of the Dutch Civil Code.

9.8       Notices

All statements, requests, notices and agreements hereunder shall be in writing and shall be delivered or sent by e-mail (confirmed by post or internationally recognised courier) to the following addresses:

If to the Issuer:

argenx SE.
p/a Industriepark Zwijnaarde 7
9052 Zwijnaarde
Belgium
Attn.: Tim Van Hauwermeiren
E-mail: TVanHauwermeiren@argenx.com

If to the Investor:

Johnson & Johnson Innovation – JJDC, Inc
p/a 410 George Street
New Brunswick, NJ  08901
USA

Attn.: Linda Vogel
E-mail: LVogel@its.jnj.com

with a copy to:

Kevin Norman
Johnson & Johnson Innovation (JJDC)
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
E-mail: KNorman6@its.jnj.com

and

NautaDutilh BVBA/SPRL
Chaussée de La Hulpe 120
B-1000 Brussels
Attn: Philippe Remels
E-mail: philippe.remels@nautadutilh.com

9.9       Expenses

Each Party will bear its own costs and expenses as it incurs in connection with the negotiation and execution of the Investment Agreement, provided that any costs associated with or relating to the issuance and admission to trading of the Investment Securities shall be borne by the Issuer.

9.10     Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Dutch law unless explicitly otherwise provided in this Agreement.

9.11     Jurisdiction

Each of the Parties irrevocably agrees that the courts of Amsterdam are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it may be brought in such courts. Each of the Parties irrevocably waives any objection to proceedings in any such courts on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum, and irrevocably agrees that a judgment or order of any such court in connection with such proceedings shall be conclusive and binding on them and may be enforced against it in the courts of any other jurisdiction.

9.12     Counterparts

This Agreement may be signed in counterparts, in the number of originals stated hereinafter on the signature page. When taken together, the counterparts signed by all Parties shall constitute one and the same instrument.

[Remainder of the page is intentionally left blank]

Made in 2 originals, on 2 December 2018

argenx SE

/s/ Tim Van Hauwermeiren	/s/ Peter Verhaeghe
Name: Tim Van Hauwermeiren Title: CEO	Name: Peter Verhaeghe Title: Chairman of the Board

Johnson & Johnson Innovation – JJDC, Inc

/s/ Marian Nakada
Name: Marian Nakada Title: VP Venture Investments

Schedule 1: Issuer’s Representations and Warranties

The Issuer hereby makes the following representations and warranties and undertakings to, and agreements with, the Investor on and as of the date hereof and on and as of the Closing:

1          Organisation of the Issuer

The Issuer has been duly incorporated and is validly existing as a Dutch European company with limited liability (“societas europaea or SE) and has all power and authority necessary to own or hold its properties and to conduct its businesses in which it is engaged.

2          Organisation of Subsidiaries

Each subsidiary of the Issuer has been duly incorporated and is validly existing under the laws of the jurisdiction in which it is incorporated and has all power and authority necessary to own or hold its properties and to conduct its businesses in which it is engaged.

3          Investment Securities

3.1       On the Closing Date, the Investment Securities have been duly authorised and, when issued, delivered and paid for pursuant to this Agreement, will have been duly and validly issued and delivered in accordance with the laws and regulations of the Netherlands, and the articles of association of the Issuer, fully paid and free from all Encumbrances; will have the benefit of all rights attaching thereto and will rank pari passu in all respects with, and be identical to, the existing Investment Securities of the Issuer then in issue and will rank in full for all dividends and other distributions declared, made or paid on the Investment Securities of the Issuer after the date of issue.

3.2       Upon delivery to the securities accounts in the name of the custodian for the account of the Investor in accordance with the facilities and procedures of the Nederlands Centraal Instituut voor Firaal Giraal Effectenverkeer B.V. and in accordance with the Act on Securities Book-Entry Transactions (Wet giraal effectenverkeer), legal entitlement to the Investment Securities in accordance with the Act on Securities Book-Entry Transactions (Wet giraal effectenverkeer) shall have passed to the relevant subscriber free and clear from all Encumbrances and there are no legal restrictions affecting the issue and delivery of such Investment Securities by the Issuer.

3.3       None of the Investment Securities have been or will be issued or delivered in violation of the pre-emptive rights, co-sale rights, rights of first refusal or other rights to purchase any of the Investment Securities of any holder of Shares.

3.4       Save as publicly disclosed on or prior to the date of this Agreement, and other than in respect of employee stock option plans of the Issuer, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Issuer or any Subsidiary, or obligations, commitments or intentions of the Issuer or any Subsidiary to create the same or to issue, sell or otherwise dispose of, any shares of the Issuer or of any Subsidiary.

4          Due Authorisation

The Issuer has full right, power and authority to execute and deliver this Agreement. The Issuer has full right, power and authority to perform its obligations under this Agreement (including to issue and deliver the Investment Securities), all action required to be taken for the due and proper authorisation, execution and delivery of this Agreement and the performance of the obligations contemplated hereby has been duly and validly taken (including any necessary filings, registrations and consents). This Agreement has been duly authorised, executed and delivered by the Issuer and is a valid, binding and enforceable agreement of the Issuer in accordance with its terms, except as such enforcement may be limited by bankruptcy or other laws of general application.

5          No Conflicts

The execution, delivery and performance of the Agreement by the Issuer and its subsidiaries does not contravene: (i) the constitutional documents of the Issuer or its subsidiaries, (ii) any law or regulation to which the Issuer or its subsidiaries are subject, (iii) the rules of any stock exchange as they relate to the Issuer or its subsidiaries, (iv) any agreement binding upon the Issuer or its subsidiaries, or any judgement, order or decree of any governmental body, agency or court having jurisdiction over the Issuer, its subsidiaries or any of their assets.

6          No Consents Required

No consent, approval, authorisation, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Issuer of this Agreement, except for Euronext Brussels approving the admission to trading of the Investment Securities, other than the expiration or termination of the applicable waiting period under the HSR Act.

7          Disclosures

7.1       Except for the Transactions, the Issuer is not aware of any non-public fact or circumstance that (i) if made public would be expected to have a material effect upon the market price of the Ordinary Shares or (ii) would require the Issuer to make a publication and/or notification or publish a supplement pursuant to the applicable laws and regulations, or (iii) in respect of which it is relying on a legal exemption from an obligation to immediately disclose any such information.

7.2       As far as the Issuer is aware the information released by the Issuer publicly since 1 January 2018, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

8          Foreign Corrupt Practices.

None of the Issuer, its subsidiaries or, to the knowledge of the Issuer, any director, officer, agent, or employee of the Issuer or any of its subsidiaries has taken any action, directly or indirectly, that is in violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder (the FCPA), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

* * *

Schedule 2: Investor’s Representations and Warranties

The Investor, severally and not jointly, hereby makes the following representations and warranties and undertakings to, and agreements with, the Issuer on and as of the date hereof and on and as of the Closing:

1          Organisation of the Investor

The Investor has been duly incorporated and is validly existing as a corporation organised and existing under the laws of the State of New Jersey (U.S.A.), and has all power and authority necessary to own or hold its properties and to conduct its businesses in which it is engaged.

2          Due Authorisation

The Investor has full right, power and authority to execute and deliver this Agreement. The Investor has full right, power and authority to perform its obligations under this Agreement, all action required to be taken for the due and proper authorisation, execution and delivery of this Agreement and the performance of the obligations contemplated hereby has been duly and validly taken (including any necessary filings, registrations and consents). This Agreement has been duly authorised, executed and delivered by such Investor and is a valid, binding and enforceable agreement of such Investor in accordance with its terms, except as such enforcement may be limited by bankruptcy or other laws of general application.

3          No Conflicts

The execution, delivery and performance of the Agreement, including the subscription to the Investment Securities, by the Investor does not contravene: (i) the constitutional documents of the Investor, (ii) any law or regulation to which the Investor is subject, (iii) the rules of any stock exchange as they relate to the Investor, (iv) any agreement binding upon the Investor, or any judgement, order or decree of any governmental body, agency or court having jurisdiction over such Investor or any of its assets.

4          No Consents Required

No consent, approval, authorisation, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Investor of this Agreement, other than the expiration or termination of the applicable waiting period under the HSR Act.

5          No prior holding

The Investor nor, to the best of the Investor's knowledge, any of its Affiliates hold on the date hereof or will hold on the Closing Date (other than pursuant to this Agreement) any Ordinary Shares, ADRs or options to acquire Ordinary Shares or ADRs or securities exchangeable for or giving right to Ordinary Shares or ADRs. Neither the Investor nor any of its Affiliates has entered into an arrangement with a third party whereby the Investor or any of its Affiliates would control the voting power of the Ordinary Shares or ADR’s held by such third party or whereby the Investor or any of its Affiliates can direct such third party with respect to the disposal of its Ordinary Shares or ADRs.

6          QIB Investor Representations and Warranties

a.          In making any decision to purchase the Investment Securities, the Investor confirms that it has knowledge and experience in financial, business and international investment matters as is required to evaluate the merits and risks of purchasing the Investment Securities. The Investor is experienced in investing in securities of this nature in this sector and is aware that it may be required to bear, and is able to bear, the economic risk of, and is able to sustain a complete loss in connection with the Transaction. The Investor has relied on its own examination and due diligence of the Issuer and its Affiliates taken as a whole (the Group) and of the terms of the Transaction, including the merits and risks involved.

b.         The Investor has: (a) made its own assessment and satisfied itself concerning legal, regulatory, tax, business and  financial considerations in connection herewith to the extent it deems necessary; (b) had access to review publicly available information concerning the Group that it considers necessary or appropriate and sufficient in making an investment decision; (c) reviewed such information as it believes is necessary or appropriate in connection with its purchase of the Investment Securities; (d) had the opportunity to ask management of the Issuer questions while making its investment decision; and (e) made its investment decision based upon its own judgement, due diligence and analysis and not upon any view expressed nor upon any information or reports provided by or on behalf of the Issuer, any of its Affiliates or any person acting on its or their behalf.

c.         The Investor acknowledges and agrees that no offering document, listing particulars or prospectus has been or will be prepared in connection with the Transaction.

d.         With respect to any Investment Securities offered to or purchased by the Investor in the United States, it understands and agrees: (1) that it is a “qualified institutional buyer” (QIB) within the meaning of Rule 144A under the Securities Act; (2) that the Investment Securities are being offered and sold to it pursuant to an exemption under the Securities Act in a transaction not involving a public offering of securities in the United States and that the Investment Securities have not been, and will not be, registered under the Securities Act or with any state or other jurisdiction of the United States; (3) that the Investment Securities are not being offered and sold to it pursuant to Rule 144A of the Securities Act; (4) that the Investment Securities may not be reoffered, resold, pledged or otherwise transferred by it except (a) outside the

United States in an offshore transaction pursuant to Rule 903 or Rule 904 of Regulation S, (b) pursuant to Rule 144 under the Securities Act (if available), (c) to the Issuer, or (d) pursuant to an effective registration statement under the Securities Act, in each case in compliance with all applicable laws including applicable state or “Blue Sky” laws; (5) that the Investment Securities are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act; (6) to notify any transferee to whom it subsequently reoffers, resells, pledges or otherwise transfers the Investment Securities of the foregoing restrictions on transfer; (7) for so long as the Investment Securities are “restricted securities” (within the meaning of Rule 144(a)(3) under the Securities Act), it will segregate such Investment Securities from any other shares that it holds that are not restricted securities, shall not deposit such shares in any unrestricted depositary facility established or maintained by a depositary bank and will only transfer such Investment Securities in accordance with this paragraph; (8) if it is acquiring the Investment Securities as a fiduciary or agent for one or more investor accounts, each such account is a QIB, it has investment discretion with respect to each such account and it has full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each such account; (9) it is acquiring such Investment Securities for its own account (or the account of a QIB as to which it has full investment discretion) for investment purposes and (subject to the disposition of its property being at all times within its control) not with a view to any distribution of the Investment Securities; and (10) that no representation has been made as to the availability of the exemption provided by Rule 144, Rule 144A or any other exemption under the Securities Act or any applicable state or “Blue Sky” laws for the reoffer, resale, pledge or transfer of the Investment Securities.

e.         The Investor represents that its interest in the Investment Securities was neither generated by, nor the result of, any general solicitation or general advertising, including any advertisements, articles, notices, or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

f.          The Investor acknowledges that the Issuer will rely upon the truth and accuracy of the representations, warranties and acknowledgements set forth herein. The Investor irrevocably authorizes the Issuer and its Affiliates to produce this letter, pursuant to and as may be required by any applicable law or regulation, administrative or legal proceeding or official inquiry with respect to the matters set forth herein.

g.         The terms and provisions of these representations, warranties and undertakings shall inure to the benefit of the Issuer and its successors and permitted assigns, and the terms and provisions hereof shall be binding on the Investor’s permitted successors in title, permitted assigns and permitted transferees.

h.         All representations, warranties, acknowledgements, undertakings and agreements that the Investor has made in this letter shall survive the Transaction and delivery of the Investment Securities.

i.          These “QIB Investor Representations and Warranties” and any non-contractual obligations arising out of or in connection with these “QIB Investor Representations and Warranties” shall be governed by, and construed in accordance with, the laws of the state of New York.

j.          The Investor is empowered, authorized and qualified to purchase the Investment Securities, and the person signing this letter on its behalf has been duly authorized by it to do so.

* * *

Schedule 3 – Officers’ Certificate

1.          Officer’s Certificate of the Issuer

[on the headed notepaper of the Issuer]

To :      Johnson & Johnson Innovation – JJDC, Inc

410 George Street

New Brunswick, NJ  08901

USA

Attn. Linda Vogel

Breda, [Closing Date]

Dear all,

Re : Investment Agreement dated 2 December 2018 between argenx SE and Johnson & Johnson Innovation – JJDC, Inc (the Agreement)

We refer to the Agreement and to the condition precedent set out in Clause 3.1.7 of the Agreement.

References in this letter to Clauses are to Clauses of the Agreement and words and expressions defined in the Agreement have the same meaning therein.

With reference to our obligation in Clause 3.1.7 of the Agreement, I, in my capacity as chief executive officer of the Issuer and acting hereby in the name of and on behalf of the Issuer, hereby confirm that:

(a)         none of the representations and warranties referred to in Schedule 1 of the Agreement was breached or untrue or inaccurate at the date of the Agreement in any respect and there has been no change in circumstances such that if repeated by reference to facts and circumstances subsisting at the date hereof any of such representations or warranties would be breached or untrue or inaccurate in any respect; and

(b)        the Issuer is not in breach of any obligations contained in the Agreement and has duly respected and performed its obligations under the undertakings set out in Clause 6.1 of the Agreement that are required to be performed on the date hereof;

The above certification is made on the understanding and acceptance by the Investor that all claims in respect of this certificate, except in case wilful misrepresentation or fraud by us, will not be directed to us personally but to the Issuer.

Yours faithfully

In the name of and on behalf of the Issuer:

[Signature required by the CEO]

2.          Officer’s Certificate of the Investor

[on the headed notepaper of the Investor]

To :      argenx SE.

Industriepark Zwijnaarde 7

9052 Zwijnaarde

Belgium

Attn.: Tim Van Hauwermeiren

[Closing Date]

Dear all,

Re : Investment Agreement dated 2 December 2018 between argenx SE and Johnson & Johnson Innovation – JJDC, Inc  (the Agreement)

We refer to the Agreement and to the condition precedent set out in Clause 3.3.2 of the Agreement.

References in this letter to Clauses are to Clauses of the Agreement and words and expressions defined in the Agreement have the same meaning therein.

With reference to our obligation in Clause 3.3.2  of the Agreement, I, in my capacity as chief executive officer of the Investor and acting hereby in the name of and on behalf of the Investor, hereby confirm that:

(c)         none of the representations and warranties referred to in Schedule 2 of the Agreement was breached or untrue or inaccurate at the date of the Agreement in any respect and there has been no change in circumstances such that if repeated by reference to facts and circumstances subsisting at the date hereof any of such representations or warranties would be breached or untrue or inaccurate in any respect; and

(d)        the Investor is not in breach of any obligations contained in the Agreement and has duly respected and performed its obligations under the undertakings set out in Clause 6.2 of the Agreement that are required to be performed on the date hereof;

The above certification is made on the understanding and acceptance by the Issuer that all claims in respect of this certificate, except in case wilful misrepresentation or fraud by us, will not be directed to us personally but to the Investor.

Yours faithfully

In the name of and on behalf of the Investor:

[Signature required by the CEO or other authorized officer]

Schedule 4 –Press-Releases

Regulated information – Inside information

argenx enters exclusive global collaboration and license agreement with

Cilag GmbH International, an affiliate of Janssen, for cusatuzumab (ARGX-110)

•    Collaboration to develop cusatuzumab in AML, MDS and other hematological malignancies in deal totaling up to $1.6 billion potentially

•    Janssen to pay argenx $300 million in upfront cash payment

•    Johnson & Johnson Innovation – JJDC, Inc. (JJDC) to make $200 million equity investment in argenx

•    argenx to retain right to co-promote cusatuzumab in the U.S. and share economics 50-50 on a royalty basis

•    Conference call to be held today at 5:00 PM CET (11:00 AM ET/8:00 AM PT)

December 3, 2018

Breda, the Netherlands / Ghent, Belgium – argenx (Euronext & Nasdaq: ARGX), a clinical-stage biotechnology company developing a deep pipeline of differentiated antibody-based therapies for the treatment of severe autoimmune diseases and cancer, today announced an exclusive, global collaboration and license agreement for cusatuzumab (ARGX-110), a highly differentiated anti-CD70 SIMPLE Antibody™, with Cilag GmbH International, an affiliate of the Janssen Pharmaceutical Companies of Johnson & Johnson.

Cusatuzumab is currently in development in a Phase 1/2 combination study with Vidaza® for newly diagnosed, elderly patients with acute myeloid leukemia (AML) and high-risk myelodysplastic syndrome (MDS) who are unfit for chemotherapy.  Data announced today from the Phase 1/2 study will be presented during a workshop being held in conjunction with the 60th American Society of Hematology Annual Meeting and Exposition.

“AML continues to be an aggressive and deadly cancer of the blood and bone marrow with very high relapse rates. Cusatuzumab offers a novel mode of action targeting leukemic stem cells, which are a known driver of the relapse mechanism, and has shown a compelling response rate and tolerability profile to date,” said Tim Van Hauwermeiren, CEO of argenx. “Janssen is an ideal strategic partner for us to develop this differentiated investigational therapy given its extensive clinical, regulatory and commercial expertise in oncology, and we believe that through this collaboration we are best positioned to reach the broadest number of patients as quickly as possible. The collaboration also strengthens our financial position, enabling our growth into a fully-integrated organization as we continue to exploit our deep pipeline of wholly-owned product candidates, including our lead product candidate efgartigimod which we are evaluating in four severe autoimmune indications.”

argenx and Janssen have agreed to a joint global clinical development plan to evaluate cusatuzumab in AML, MDS and other potential future indications.

Under the terms of the agreement, Janssen will pay argenx $300 million in an upfront payment and JJDC will purchase $200 million (1,766,899) of newly issued shares representing 4.68% of argenx’s outstanding shares at a price of €100.02 per share ($113.19). argenx will be eligible to receive potentially up to $1.3 billion in development, regulatory and sales milestones, in addition to tiered, double-digit royalties. Janssen will be responsible for commercialization worldwide. argenx retains the option to participate in commercialization efforts in the U.S., where the companies have agreed to share economics 50/50 on a royalty basis and outside the U.S., Janssen will pay double-digit sales royalties to argenx.

The transactions are subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and expected to close in the first quarter of 2019.

Conference call details

Dial-in 5 minutes before the start of the conference call and use the conference ID: 5278105

Dial-in numbers:

•	International dial-in:	+44 (0) 207 192 8000
•	US:	16315107495 (or 18669661396)
•	UK:	08445718892
•	Belgium:	024009874
•	The Netherlands:	0207143545
•	France:	0176700794
•	Sweden:	0850692180
•	Switzerland:	0315800059

About Cusatuzumab

Cusatuzumab (ARGX-110) is an investigational SIMPLE Antibody™ targeting CD70, an immune checkpoint target involved in hematological malignancies, several solid tumors and severe autoimmune diseases. Cusatuzumab is designed to: block CD70, kill cancer cells expressing CD70 through complement dependent cytotoxicity, enhanced antibody-dependent cell-mediated phagocytosis and enhanced antibody-dependent cell-mediated cytotoxicity, and restore immune surveillance against solid tumors (Silence K. et al. mAbs 2014; 6 (2):523-532). Cusatuzumab is currently being evaluated in patients with hematological malignancies, including a Phase 1/2 trial in combination with Vidaza in patients with newly diagnosed acute myeloid leukemia and high-risk myelodysplastic syndromes and the Phase 2 part of a Phase 1/2 trial in patients with relapsed/refractory cutaneous T-cell lymphoma (CTCL).  Preclinical work on cusatuzumab in AML was performed in collaboration with the Tumor Immunology Lab of Prof. A. F. Ochsenbein at the University of Bern, who won, together with Prof. Manz at the University Hospital of Zürich, the prestigious 2016 Otto Naegeli Prize for his breakthrough research on CD70/CD27 signaling with therapeutic potential for cancer patients.

About argenx

argenx is a clinical-stage biotechnology company developing a deep pipeline of differentiated antibody-based therapies for the treatment of severe auto-immune diseases and cancer. The company is focused on developing product candidates with the potential to be either first-in-class against novel targets or best-in-class against known, but complex, targets in order to treat diseases with a significant unmet medical need. argenx’s ability to execute on this focus is enabled by its suite of differentiated technologies. The SIMPLE AntibodyTM Platform, based on the powerful llama immune system, allows argenx to exploit novel and complex targets, and its three complementary Fc engineering technologies are designed to expand the therapeutic index of its product candidates.

www.argenx.com

For further information, please contact:

Joke Comijn, Director Corporate Communications & Investor Relations (EU)

+32 (0)477 77 29 44

+32 (0)9 310 34 19

info@argenx.com

Beth DelGiacco, VP Investor Relations (US)

+1 518 424 4980

bdelgiacco@argenx.com

Forward-looking Statements

The contents of this announcement include statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will,” or “should” and include statements argenx makes concerning the intended results of its strategy and its collaboration with Janssen expected to close in the first quarter of 2019, including argenx’s ability to receive the expected benefits thereof such as future milestones and royalty payments.. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance. argenx’s actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including argenx’s expectations regarding its the inherent uncertainties associated with competitive developments, preclinical and clinical trial and product development activities and regulatory approval requirements; argenx’s reliance on collaborations with third parties; estimating the commercial potential of argenx’s product candidates; argenx’s ability to obtain and maintain protection of intellectual property for its technologies and drugs; argenx’s limited operating history; and argenx’s ability to obtain additional funding for operations and to complete the development and commercialization of its product candidates. A further list and description of these risks, uncertainties and other risks can be found in argenx’s U.S. Securities and Exchange Commission (SEC) filings and reports, including in argenx’s most recent annual report on Form 20-F filed with the SEC as well as subsequent filings and reports filed by argenx with the SEC. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this document. argenx undertakes no obligation to publicly update or revise the information in this press release, including any forward-looking statements, except as may be required by law.

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News Release

Media Contacts:	Investor Contacts:
Brian Kenney	Christopher
DelOrefice
Phone: 215-620-0111	Phone: 732-524-2955
Email: bkenney1@its.jnj.com

Satu Glawe	Lesley Fishman
Phone: +49 172 294 6264	Phone: 732-524-3922
Email: sschmid2@its.jnj.com

Janssen Affiliate Cilag GmbH International Enters Worldwide Collaboration and License Agreement with argenx for Cancer Immunotherapy Cusatuzumab

Addition of investigational antibody cusatuzumab to robust oncology pipeline reflects Janssen’s commitment to advance innovative therapies for blood cancers where unmet medical needs remain

Zug, Switzerland (December X, 2018) - Cilag GmbH International, an affiliate of the Janssen Pharmaceutical Companies of Johnson & Johnson, announced today it has entered into a worldwide collaboration and license agreement with argenx BVBA and argenx SE, to develop and commercialize cusatuzumab (ARGX-110). Cusatuzumab is an investigational therapeutic antibody that targets CD70, an immune checkpoint implicated in numerous cancers, including hematological malignancies. This first-in-class SIMPLE Antibody™ is currently in Phase 1/2 clinical trials to evaluate its safety, tolerability and efficacy in the treatment of acute myeloid leukemia (AML) and high-risk myelodysplastic syndromes (MDS). Separately, an equity investment by Johnson & Johnson Innovation - JJDC, Inc. (JJDC) will be made in argenx SE.

Updated data from the ongoing Phase 1/2 clinical study evaluating cusatuzumab in combination with azacytidine in newly diagnosed patients with AML unfit for intensive chemotherapy are being presented during an argenx workshop held in conjunction with the 60th Annual Meeting of the American Society of Hematology (ASH). The data showed promising anti-leukemia activity in these patients.i

“We believe CD70 is an important target in the biology of select cancers, and we are eager to accelerate the development of this innovative antibody together with argenx,” said Yusri Elsayed, M.D., MHSc, Ph.D., Vice President, Hematologic Malignancies Disease Area Leader, Janssen Research & Development, LLC. “Phase 1/2 data in acute myeloid leukemia showed the activity of cusatuzumab, and we hope to translate these findings to improve outcomes for patients with myeloid malignancies.”

Under the terms of the agreement, Janssen will jointly develop and globally commercialize cusatuzumab in AML, MDS, and potential future indications, as well as next generation CD70 antibodies. Janssen will make an upfront payment of $300 million USD and additional payments based upon the achievement of certain development, regulatory and sales milestones. Janssen is responsible for commercialization worldwide. In the U.S., argenx has the option to participate in commercialization efforts. Janssen will record

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worldwide net trade sales. In the U.S., the companies have agreed to share the economics 50/50, and outside the U.S., Janssen will pay double-digit sales royalties to argenx.

“We are pleased to enter into this strategic partnership with argenx and advance a promising antibody for the treatment of AML and other blood cancers where current treatment is limited and effective new interventions are needed for patients,” said Mathai Mammen, M.D., Ph.D., Global Head, Janssen Research & Development, LLC. “The addition of cusatuzumab deepens our portfolio and adds to our expertise in oncology, and more importantly, it reflects our commitment to combine Janssen’s strengths with those of other outstanding teams to advance science that we believe can transform the treatment of diseases and the lives of patients worldwide.”

The transactions are subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and expected to close in the first quarter of 2019.

About Cusatuzumab

Cusatuzumab (ARGX-110) is an investigational SIMPLE Antibody™ targeting CD70, an immune checkpoint target involved in hematological malignancies, several solid tumors and severe autoimmune diseases. Cusatuzumab is designed to: block CD70; kill cancer cells expressing CD70 through complement-dependent cytotoxicity, enhanced antibody-dependent cell-mediated phagocytosis and enhanced antibody-dependent cell-mediated cytotoxicity; and restore immune surveillance against solid tumors. ii

About AML

Acute myeloid leukemia (AML) starts in the bone marrow (the soft inner part of certain bones, where new blood cells are made), but most often it quickly moves into the blood, as well. It can sometimes spread to other parts of the body including the lymph nodes, liver, spleen, central nervous system (brain and spinal cord), and testicles.iii

About MDS

Myelodysplasia Syndromes (MDS) are a group of diverse bone marrow disorders in which the bone marrow does not produce enough healthy blood cells. MDS is often referred to as a “bone marrow failure disorder”. MDS is primarily a disease of the elderly (most patients are older than age 65), but MDS can affect younger patients as well.iv

About Cilag GmbH International

Cilag GmbH International was founded in 1984 as the supply chain coordination center for the pharmaceuticals sector in Zug. Today, it offers a wide range of support activities for numerous Swiss companies in the pharmaceutical, consumer and medical device and diagnostics segments of the Johnson & Johnson Family of Companies.

About the Janssen Pharmaceutical Companies of Johnson & Johnson

At the Janssen Pharmaceutical Companies of Johnson & Johnson, we are working to create a world without disease. Transforming lives by finding new and better ways to prevent,

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intercept, treat and cure disease inspires us. We bring together the best minds and pursue the most promising science. We are Janssen. We collaborate with the world for the health of everyone in it. Learn more at www.ianssen.com. Follow us at @JanssenGlobal. Cilag GmbH International and Janssen Research & Development, LLC are part of the Janssen Pharmaceutical Companies of Johnson & Johnson.

About Johnson & Johnson Innovation - JJDC, Inc.

Johnson & Johnson Innovation - JJDC, Inc. (JJDC) is the strategic venture capital arm of Johnson & Johnson and a long-term investment partner to global healthcare entrepreneurs. Founded in 1973, JJDC continues a legacy of customizing deals for data-driven companies across the continuum of healthcare, with the goal of turning great ideas into transformative new pharmaceutical, medical device and consumer healthcare products. Visit our website at www.iidc.com.

About Johnson & Johnson

At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.

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This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding product development and the potential benefits and treatment impact of the collaboration and license agreement with Argenx to develop and commercialize cusatuzumab (ARGX-110). The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Cilag GmbH International, Janssen Research & Development, LLC, Johnson & Johnson Innovation - JJDC, Inc. any of the other Janssen Pharmaceutical Companies of Johnson & Johnson and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to: the satisfaction of closing conditions for the transactions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the potential that the expected benefits and opportunities related to the collaboration may not be realized or may take longer to realize than expected; challenges inherent in new product development, including the uncertainty of clinical success and obtaining regulatory approvals; competition, including technological advances, new products and patents attained by competitors; uncertainty of commercial success for new products; the ability of the company to successfully execute strategic plans; impact of business combinations and divestitures; challenges to patents; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; and global health care reforms and trends toward health care cost containment. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on

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Form 10-K for the fiscal year ended December 31, 2017, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” in the company’s most recently filed Quarterly Report on Form 10-Q, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Neither the Janssen Pharmaceutical Companies nor Johnson & Johnson undertakes to update any forward-looking statement as a result of new information or future events or developments.

i  Ochsenbein, Adrian (2018, December). 2680 Argx-110 Targeting CD70, in Combination with Azacitidine, Shows Favorable Safety Profile and Promising Anti-Leukemia Activity in Newly Diagnosed AML Patients in an Ongoing Phase 1/2 Clinical Trial. American Society of Hematology Annual Meeting, San Diego, CA, U.S.

ii  Silence K. et al. mAbs 2014; 6 (2):523-532

iii What Is Acute Myeloid Leukemia (AML)?” American Cancer Society. Retrieved from https://www.cancer.org/cancer/acutemyeloid-leukemia/about/what-is-aml.html

iv What is MDS?” MDS Foundation. Retrieved https://www.mds-foundation.org/what-is-mds/